Exhibit 99

3033 Campus Drive	Tel 800-918-8270
Suite E490 Plymouth, MN 55441 www.mosaicco.com	Fax 763-577-2986

Press Release

MEDIA CONTACT:	Linda Thrasher, 763-577-2864

INVESTOR CONTACT:	Christine Battist, 763-577-2828

Mosaic Announces Prepayment of $150 Million of Long-Term Debt,

Reaching $1 Billion Prepayment Milestone

Plymouth, MN, December 21, 2007 – The Mosaic Company (NYSE: MOS) announced today that it is notifying the lenders under its senior secured bank credit facility (the “Facility”) of its election to prepay $150 million principal amount of term loans under the Facility on December 31, 2007.

“This prepayment reflects a very important milestone for Mosaic,” said Jim Prokopanko, President and Chief Executive Officer. “We have successfully prepaid $1 billion of long-term debt in the past eight months, and we’ve also established a strong financial base from which to grow.”

The prepayments will consist of $56.4 million principal amount of Term Loan A-1 borrowings and $87.1 million principal amount of Term Loan B borrowings by Mosaic and $6.5 million principal amount of Term Loan A borrowings by its subsidiary, Mosaic Potash Colonsay ULC. After the prepayments, outstanding term loans under the Facility will be reduced to $2.2 million principal amount of Term Loan A borrowings, $19.2 million principal amount of Term Loan A-1 borrowings, and $29.6 million principal amount of Term Loan B borrowings.

With the prepayment on December 31, 2007, during the last eight months Mosaic will have used cash generated by its ongoing business operations to prepay $1 billion of long-term debt. Mosaic considers the prepayments to be a significant step in its plan to reduce outstanding borrowings, strengthen its balance sheet, and achieve investment grade credit ratings.

About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. For the global agriculture industry, Mosaic is a single source of phosphates, potash, nitrogen fertilizers and feed ingredients. More information on the company is available at www.mosaicco.com.

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